FOR IMMEDIATE RELEASE                            PETER NASCA (PNASCA@PNAPR.COM)
                                                         (312) 421-0723





       CHAMPIONLYTE HOLDINGS, INC. NAMES INDUSTRY VETERAN JOSEPH J. BUTLER
                     VICE PRESIDENT OF ITS BEVERAGE DIVISION

                                    - - - - -

       INDUSTRY VETERAN TO ASSUME OPERATING RESPONSIBILITIES FOR BEVERAGE
               DIVISION & OLD FASHIONED SYRUP COMPANY SUBSIDIARY


      MIAMI - NOV. 2, 2004 - ChampionLyte Holdings, Inc., (OTCBB:CPLY) today announced the appointment of Joseph J. Butler as vice president of ChampionLyte Beverages, Inc.

     The wholly owned subsidiary of ChampionLyte Holdings, Inc. manufactures, markets, sells and distributes ChampionLyte(R), a completely sugar-free entry into the multi-billion dollar isotonic sports drink market.

     Butler will assume the duties and responsibilities of Donna Bimbo who was removed as president of ChampionLyte Beverages by the Board of Directors of ChampionLyte Holdings for failing to perform the duties and responsibilities described in her employment agreement. Butler will also be instrumental in the marketing and sales of the Company's Old Fashioned Syrup Company subsidiary and will assist with the launch of its BeLyte, low carb division.

     Prior to becoming vice president of ChampionLyte Beverages, Butler was the designated representative for ChampionLyte and The Old Fashioned Syrup Company products for American Body Building Products of South Florida. In that capacity he was responsible for the opening of more than 150 accounts in just a few weeks.

     Butler's experience in the beverage industry is extensive. He has held senior positions with a number of companies including positions as the southeast regional brand manager of Energy Brands Inc., southeast regional distributor sales manager and business development manager for Odwalla/Samantha Juice, Inc., and district manager and sales manager for AriZona Beverages, LLC.

     "Joe's vast experience in the beverage industry is ideal for moving ChampionLyte forward by opening new distributors around the United States and the World," said Goldberg. "In his short tenure representing our products he's been a proven winner. His aggressive approach to sales and marketing are the necessary ingredients to help make up and coming brands successful."

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ABOUT CHAMPIONLYTE HOLDINGS, INC.

     ChampionLyte Holdings, Inc. is a fully reporting public company whose shares are quoted on the OTC Bulletin Board under the trading symbol CPLY. Its beverage division, ChampionLyte Beverages, Inc., a Florida corporation, manufactures, markets and sells ChampionLyte(R), a completely sugar-free entry in the multi-billion dollar isotonic sports drink market. Its The Old Fashioned Syrup Company subsidiary manufactures, distributes and markets three flavors of sugar-free syrups. The products are sold in more than 20,000 retail outlets including some of the nation's largest supermarket chains. The Company recently established a low-carb subsidiary, Be-Lyte(R) Foods.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

EDITORS NOTE: Product photos as well as samples of ChampionLyte(R) are available.